Investor Contact: Eileen Dunn
                  VP, Investor Relations
                  (561) 438-4930

Media Contact:    Gary Schweikhart
                  VP, Public Relations
                  (561) 438-4399


            OFFICE DEPOT COMMENTS ON EARNINGS IN SECOND HALF OF 1999

            QUARTERLY AND FULL YEAR EARNINGS TO BE BELOW EXPECTATIONS
      Q3 CHARGE FOR ACCELERATED STORE RELOCATIONS AND INVENTORY WRITE-DOWN
        BOARD OF DIRECTORS APPROVES $500 MILLION STOCK REPURCHASE PROGRAM

DELRAY BEACH, FL (August 30, 1999) - Office Depot, Inc. (NYSE:ODP) announced today that based on sales and margin trends during the Company's back-to-school season and a revised forecast of results for the second half of 1999, it anticipates that earnings per share in the second half of 1999 will be in the range of $0.38 to $0.40 versus investment community consensus expectations of $0.50 - $0.52 per share. These estimates exclude the one time charge being announced today and any merger and restructuring costs relating to the Viking acquisition.

Secondly, in addition to announcing the expected earnings shortfall, the Company also announced that it expects to take a $ 28.3 million charge, net of income taxes, in the third quarter of 1999 to reflect the Company's decision to accelerate its store relocation and closing program for older and underperforming stores and a write-down of certain fixed assets. The Company also plans to take a $34.2 million writedown, net of income taxes, of slow moving inventories in its warehouses and stores. The inventory write-downs are primarily related to slow moving technology related products that have been adversely affected by accelerated rates of change in new technology, and a rationalization of the warehouse inventory assortments in conjunction with the Viking warehouse consolidation. The total anticipated size of the charge against third quarter 1999 earnings in these categories is $62.5 million, net of income taxes, or approximately $0.16 per share.

Finally, the Company announced that its Board of Directors today voted to approve a $500 million repurchase of the Company's stock. The stock repurchase program will include open market purchases as well as negotiated block transactions.

                               EARNINGS SHORTFALL

Commenting on the shortfall in earnings per share, David I. Fuente, Chairman and CEO of Office Depot, stated: "As we indicated in our quarterly release and


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conference call at the end of the second quarter, we needed to generate a significant improvement in sales momentum in the second half of the year in order to meet our financial objectives for the full year. We have not seen the level of improvement we need to reach our earnings target. In our stores, sales of lower margin technology related products continue to outpace sales of basic office supplies, negatively affecting gross margins. In the Business Services Group, sales are slightly short of expectations. However, contract sales are growing more rapidly than commercial sales, which also negatively affects margins. In all our divisions, paper costs are rising without a corresponding lift in retail prices, further increasing margin pressures. We will also incur increased expenses related to a higher number of new store openings and consolidation of warehouse operations in the balance of the year. On the positive side, we now anticipate that we will open approximately 140 new stores in 1999, while closing 15 older stores. Other increases in expenses for the balance of 1999 include the commencement of a major data warehouse initiative, expanded technology projects, expansion of our Internet capabilities, both domestically and internationally, increased Internet advertising and steps to strengthen our international infrastructure. As a result of these sales and expense trends, we will not meet earnings expectations for the year."

    $62.5 MILLION CHARGE, NET OF INCOME TAXES, TO THIRD QUARTER 1999 EARNINGS

Commenting on the one time charge, Mr. Fuente stated, "Our management has targeted approximately 41 older or underperforming stores to be relocated or closed. As a result of our aggressive new store expansion program, we feel that this is also the appropriate time to take a hard look at our real estate portfolio, and in particular underperforming stores. In an increasingly competitive retail environment, we have taken action to close or relocate out-dated and underperforming stores. Our stores need to be in the best possible locations and reflect our most up to date store models."

                              INVENTORY WRITE-DOWN

Because of rapid changes in office technologies and management's decision to consolidate warehouses and to accelerate relocations and closings of underperforming stores, the Company has identified $34.2 million, net of tax benefits, of slow moving products to be liquidated. This inventory, which is currently occupying existing store and warehouse space, has been identified as merchandise that will not be replenished, either because of newer, more innovative technology products or the rationalization of the merchandise assortment in the combined Viking and Office Depot warehouses. The inventory write-down will be included in cost of goods sold for financial reporting purposes.

                  ODP BOARD OF DIRECTORS APPROVES STOCK BUYBACK

Earlier today, Office Depot's Board of Directors authorized a $500 million stock repurchase program, effective immediately. Commenting on the repurchase program, Mr. Fuente stated, "Despite the fact that our second half results will not meet


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our expectations or the expectations of the investment community, we remain very confident in our longer term prospects and our ability to grow earnings and shareholder value. As a result, notwithstanding today's disappointing news, we feel our current stock price represents a significant value. Our Board of Directors today authorized management to implement a $500 million stock repurchase program. This authorization is open-ended, and we will be opportunistic purchasers of Office Depot stock either in the open market or through negotiated purchases."

He continued, "As a result of our strong balance sheet and cash flow, our position as an industry leader and the growth opportunities that lie ahead, our Board of Directors felt the best return on our excess cash at this point in time is the purchase of our stock. And while the investment of $500 million is substantial, Office Depot will continue to maintain a very strong balance sheet."

As of August 30, 1999, the Company operated 768 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 30 delivery centers, more than 60 local sales offices and seven regional call centers. Furthermore, the Company owned and operated 22 office supply stores in France and five stores in Japan; had mail order and delivery operations in 10 countries outside of the United States and Canada; and under joint venture and licensing agreements, had 74 additional stores under the Office Depot name in six foreign countries. The Company also operates an award-winning U.S. Internet business at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is in the S&P 500 Index .

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION: Except for historical information, the matters discussed in this press release are, and should be considered to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including any and all projections and anticipated levels of performance, involve risks and uncertainties, which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot, Inc. in its filings with the United States Securities and Exchange Commission ("SEC"). You are urged to review such filings - including without limitation our Annual Report on Form 10-K, filed March 22, 1999 - for a more detailed discussion of the risks and uncertainties which are specific to the businesses conducted by Office Depot, Inc.

IN ADDITION TO THE CAUTIONARY STATEMENTS CONTAINED IN OUR PRIOR FILINGS WITH THE SEC, Office Depot notes the following additional risks and uncertainties associated with the information contained in this press release: (1) The expenditures to be incurred by the Company and the effect of the charge to earnings referred to in this Press Release may not have the intended effects of making the Company more competitive in the marketplaces in which it competes, and the anticipated benefits of these steps may not be fully realized or realized at all. (2) Remodeling and relocation of certain of the Company's retail stores may not be sufficient to improve top line performance as the competitive environment may change in ways not anticipated by the Company or in other ways that limit the effectiveness of these steps aimed at improving performance. (3) Statements that the Company considers its stock to be a good value at current levels may not be realized, as the price of the Company's stock may decline in the near term, or over time, rather than increasing.

PRE-RECORDED MESSAGE: Office Depot's management will make available a pre-recorded message, which can be accessed at approximately 4:30 p.m. today at 1-800-633-8284.